Exhibit 99.2

Caring Brands Announces Closing of $4,000,000 Million Uplisting to Nasdaq

FORT PIERCE, Fla., Nov. 14, 2025 (GLOBE NEWSWIRE) — Caring Brands, Inc. (“Caring Brands” or the “Company”), a wellness consumer products company offering several over-the-counter (OTC) and cosmetic consumer products, today announced the closing of its underwritten U.S. public offering of 1,000,000 shares of common stock at a public offering price of $4.00 per share for aggregate gross proceeds of approximately US $4,000,000, prior to deducting underwriting discounts and offering expenses (the “Offering”). The shares of common stock commenced trading on the Nasdaq Capital Markets on November 13, 2025 under the ticker symbol “CABR”.

In addition, the Company has granted the underwriter a 45-day option to purchase up to an additional 150,000 shares at the public offering price, less the underwriting discounts and commissions.

Caring Brands intends to use the net proceeds received from this offering for general and working capital purposes, including but not limited to marketing and sales of its proprietary products, and for the repayment of certain debt.

D. Boral Capital LLC (“D. Boral”) acted as the sole underwriter in connection with this offering.

A registration statement on Form S-1 relating to the Offering, as amended, was filed with the Securities and Exchange Commission (the “SEC”) (File Number: 333-289767) and was automatically declared effective on October 30, 2025. The Offering is being made only by means of a prospectus. A copy of the final prospectus was filed with the SEC, which may be obtained, from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022 by email to info@dboralcapital.com, or by calling (212) 970-5150.

Before you invest, you should read the registration statement, the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the Offering. This press release has been prepared for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any offer, solicitation or sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Caring Brands, Inc.

Caring Brands is a wellness consumer products company who offers several over-the-counter (OTC) and cosmetic consumer products. The Company’s product pipeline includes a diverse range of products, such as hair loss treatments, eczema and psoriasis treatments, vitiligo solutions, and a jellyfish sting protective suncare line catering to diverse health and wellness needs. The Company’s method of operation ensures that the mechanism of action of all products is established, efficacy is determined through controlled clinical trials, products are protected by issued and filed patents, and products have acceptable commercial stability.

Forward-Looking Statement

Certain statements in this announcement are forward-looking statements, including, but not limited to, the Company’s proposed Offering. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs, including the expectation that the proposed Offering will be successfully completed. Investors can find many (but not all) of these statements by the use of words such as “believe”, “plan”, “expect”, “intend”, “should”, “seek”, “estimate”, “will”, “aim” and “anticipate” or other similar expressions in the prospectus. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC, which are available for review at www.sec.gov.

For further information, please contact:

Brian S John

investors@caringbrands.com

(561) 896-7616